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                                                                    EXHIBIT 99.3

                         [Letterhead of Arthur Andersen Appear Here]



REPORT OF INDEPENDENT ACCOUNTANTS



To BANK ONE CORPORATION:

We have examined the accompanying management's assertion about Bank One, National Association's (as successor by merger to Bank One, Texas National Association) (the "Servicer"), compliance with the covenants and conditions of the Banc One Auto Grantor Trust 1997 - B Pooling and Servicing Agreement dated as of December 1, 1997 (the "Agreement") between the Servicer and The Bankers Trust Company (as Trustee for the various Certficateholders and Enhancement Providers) during the year ended December 31, 2000. Management is responsible for the Servicer's compliance with the Agreement. Our responsibility is to express an opinion on management's assertion about the Servicer's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the Servicer complied with the covenants and conditions of the Agreement for the year ended December 31, 2000 is fairly stated, in all material respects.

                                                         /s/ Arthur Andersen LLP


Chicago, Illinois
March 15, 2001
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                          Assertion by Bank One, N.A.


Bank One, N.A., as successor by merger to Bank One, Texas, N.A., services the motor vehicle retail installment sale contracts for the Banc One Auto Grantor Trust 1997-B. As of and for the year ended December 31, 2000, Bank One, N.A. had complied, in all material respects, with the Banc One Auto Grantor Trust 1997-B Pooling and Servicing Agreement.



/s/ Tracie H. Klein                  /s/ James K. Kendrick
------------------------------------ -------------------------------------------
Tracie H. Klein                      James K. Kendrick
Vice President                       Retail Controller and Senior Vice President
Bank One, N.A.                       Bank One, N.A.
(Subsidiary of BANK ONE CORPORATION) (Subsidiary of BANK ONE CORPORATION)